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[Dobson Letterhead]



August 25, 1998                                       AMENDED OFFER

Mr. Richard D. Sewell, Jr.
721 Torrey Pines Lane
Garland, TX 75044

Dear Richard:

It is with pleasure that we offer you a position as Treasurer with Dobson Communications Corporation at a rate of $4,583.34 per pay period (minus taxes) reporting to Bruce Knooihuizen. This letter does not constitute an offer for permanent or a specific term of employment. In addition, you will also be eligible for an annual bonus of up to 35% of your base salary, dependent upon achieving various performance objectives and receive a $20,000 sign-on bonus with your first pay check. Also, upon employment with Dobson Communications Corporation and subject to approval by the Board of Directors, you will be awarded stock option grants equal to .2% of the Cellular valuation. In the event of a change of control of Dobson Communications Corporation, you will automatically be fully vested. Previously, I have attached a copy of our current valuation and the potential worth of the company's wireless business assuming we meet our business plan targets and we receive reasonable valuations in five years. Obviously this could change either upward or downward based on factors including acquisitions and economic conditions. In addition, we will also provide you with three (3) weeks vacation upon hire. After conversaiton with the interview team, I am confident you will be a tremendous asset to the Account Department.

As required by the Immigration Reform and Control Act of 1986, your offer is also contingent upon your proof of eligibility to work in the United States. You must exhibit proper identification on your first day of employment.

Our benefit package presently includes: health, dental, and vision insurance with company paid premiums for you and dependent coverage; employee group life insurance of four (4) times your annual salary or eight (8) times your annual salary in case of accidental death; monthly vacation accrual of 48 hours for first year of service; monthly sick leave accrual of 48 hours for first year of service; short-term and long-term disability insurance; Flexible Compensation Plan (125 Cafeteria Plan); Employee Assistance Program; and 401k plan that matches up to 4% contribution after one year of service and 1,000 hours.

To insure relocation from Texas is quick and easy, we will pay to pack and ship your household goods and provide 90 days of temporary living accommodations, which Dobson will arrange for in the Oklahoma City area.
Dobson will also pay reasonable closing costs and any storage fees during your temporary living time frame. These relocation payments are provided (gorssed-up for tax purposes) and contingent upon one full year of service provided to Dobson Communications Corporation by employee. Please indicate your concurrence to the above by signing below, then return the document to me.

In the event that there should be a change of control of Dobson Communications Corporation which results in your termination without cause, we will agree to pay you one year of serverance based on your base annual salary. If the terms and conditions of this letter are satisfactory to you, please sign and return the attached copy of this letter signifying your acceptance and indicating the day you expect to begin employment.

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You will be notified under separate letter when your orientation will be conducted. Please arrange to report 8:30 a.m. to Dobson Communications Corporation, 13439 North Broadway Extension, sutie 200, Oklahoma City, on that day. Dobson Communications Corporation is looking forward to becoming a part of our growing team.

If you have any questions, please call me at (405) 391-8500.


Sincerely,


/s/ Gail Kudla
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Gail Kudla
VP, Human Resources


I accept employment with Dobson Communications Corporation as set forth above and expect to start on 9-3-98.


/s/ Richard D. Sewell, Jr.
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Signature